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                                                                    EXHIBIT 99.1

                           FAMILY BARGAIN CORPORATION
              315 East 62nd Street, 6th Floor, New York, NY 10021
                      (212) 980-9670 -- Fax (212) 593-4586

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Company Contact:                                                                              Investor Relations Contact:
John A.  Selzer                                                                               John Nesbett, ext. 101
Chief Executive Officer                                                                       Jason Thompson, ext. 124
212-980-9670                                                                                  212-838-3777
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                  FAMILY BARGAIN CENTER ANNOUNCES ACQUISITION
                        OF CAPIN MERCANTILE CORPORATION
                 - Company Announces Revised Financing Plans -



         NEW YORK, NY, August 17, 1995 -- FAMILY BARGAIN CORPORATION (Nasdaq
Symbol: FBAR, Nasdaq Preferred Symbol: FBARP) today announced that it has signed a letter of intent to acquire 100% of the stock of Capin Mercantile Corporation ("Capins") for $1,850,000 consisting of a combination of cash and a three year note. For the year ended December 1994, Capins' sales (adjusted for closed stores) were $71 million.

         Capins operates 31 "Factory 2-U" off-price retail stores in Arizona, New Mexico and Texas. The Factory 2-U stores sell heavily discounted apparel and footwear for men, women and children, and household goods.

         The Factory 2-U acquisition reflects Family Bargain Corporation's strategy of expanding its off-price retail operations. Similar to the Company's General Textiles subsidiary, Factory 2-U markets off-price family merchandise to a low-income customer base.

         Family Bargain Corporation will acquire and operate Factory 2-U as a subsidiary separate from its General Textiles operation. General Textiles and Factory 2-U will purchase merchandise independent of each other and will maintain separate vendor and credit relationships. Family Bargain Corporation expects to continue to operate the acquired stores under the Factory 2-U name. However, the Company expects to recognize substantial overhead savings as a result of providing consolidated support services to and between the two subsidiaries.

                                    - more -
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Family Bargain Corporation
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         John A. Selzer, President of Family Bargain Corporation, said, "The
Factory 2-U acquisition is consistent with our strategy to grow in a low risk manner, maximizing our earnings and cash flow. The Factory 2-U stores represent proven, high volume locations in the types of markets where our stores have historically performed well. The addition of Factory 2-U strengthens our position as a major off-price retailer in the west and will initiate our penetration into the Texas market."

         Mr. Selzer concluded, "Financially, we expect the acquisition to improve our earnings based on the added sales volume and operating expense efficiencies."

         Family Bargain expects to sign a contract within two weeks and complete the acquisition in October.

         Family Bargain also announced that it has withdrawn its S-4 Proxy Statement from the SEC, postponing plans to merge General Textiles and Family Bargain Corporation and undertake a $12 million common stock rights offering. The Company plans to raise approximately $12 million to provide working capital for the Factory 2-U subsidiary and for general corporate purposes. In addition, the Company plans to refinance Factory 2-U's credit facility with a new $10 million revolver line. Family Bargain is currently in discussions with several financing sources.

         Mr. Selzer said, "We decided to postpone our rights offering at this time in order to focus our efforts on completing and financing the Factory 2-U acquisition."

         FAMILY BARGAIN CORPORATION, through its subsidiary General Textiles, operates 102 'Family Bargain Center' off-price apparel retail stores which sell primarily first quality clothing for men, women and children at prices which generally are significantly lower than the prices offered by its competitors. Stores are located in California, Arizona, New Mexico, Washington, Nevada and Oregon. Upon completion of the Factory 2-U acquisition, Family Bargain Corporation's subsidiaries will operate 133 stores and expand its geographical coverage to include Texas.


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